Filed Pursuant to Rule 424(b)(3)

Registration No. 333-204050

PROSPECTUS

Champions Oncology, Inc.

2,939,252 shares of Common Stock

1,616,594 shares of Common Stock issuable upon the exercise of Warrants

This prospectus relates to the resale by certain selling security holders of Champions Oncology, Inc. of up to 4,555,846 shares of our common stock in connection with the resale of:

•	up to 2,939,252 shares of common stock issued to certain of the selling security holders in the registrant’s private placement offering that occurred on March 13, 2015; and

•	up to 1,616,594 shares of common stock issuable upon the exercise of warrants issued to certain selling security holders in the offering that occurred on March 13, 2015.

The selling security holders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. We do not know when or in what amount the selling security holders may offer the securities for sale. The selling security holders may sell any, all or none of the securities offered by this prospectus. We provide more information about how the selling security holders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution.” The selling security holders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

We will not receive proceeds from the sale of shares by the selling security holders. Any proceeds received by us from the exercise of warrants by the selling security holders will be used for general corporate purposes. The selling security holders and any brokers executing sell orders on behalf of the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions received by a broker executing sell orders may be deemed to be underwriting commissions under the Securities Act.

We have incorporated by reference into this prospectus the information contained in the registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 2015, filed on July 29, 2015 (the “Form 10-K”), the Company’s Quarterly Report on Form 10-Q for the three months ended July 31, 2015, filed on September 11, 2015, the registrant’s Definitive Proxy Statement filed on August 28, 2015 and amended on September 1, 2015 and in its Current Report on Form 8-K filed on July 23, 2015, August 13, 2015, August 21, 2015, and August 31, 2015.

Our common stock is presently quoted on the Nasdaq Capital Market under the symbol “CSBR.” On October 13, 2015, the last reported sale price for our common stock on the Nasdaq Capital Market was $5.35 per share.

Investing in our securities involve significant risks. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October 14, 2015

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CHAMPIONS ONCOLOGY, INC. HAS NOT REGISTERED THE SHARES OF COMMON STOCK THAT MAY BE SOLD BY THE SELLING SECURITY HOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. SELLING SECURITY HOLDERS, AND ANY BROKERS OR DEALERS, EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK FOR SALE BY THE SELLING SECURITY HOLDERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the selling security holders have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors.” Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information under the heading “Risk Factors,” and the documents incorporated by reference into this prospectus, which are described under the heading “Incorporation of Certain Information by Reference.” In this prospectus, all references to the “Company,” “Champions Oncology” “we,” “us” and “our” refer to Champions Oncology, Inc., a Delaware corporation, unless the context otherwise requires or where otherwise indicated. All share amounts and stock prices relating to our common stock contained in this prospectus give effect to a 1-for-12 reverse split of our shares of common stock, which was effected on August 11, 2015.

Company Overview

Champions Oncology, Inc. is engaged in the development and sale of advanced technology solutions and products to personalize the development and use of oncology drugs.  The Company’s TumorGraft Technology Platform is a novel approach to personalizing cancer care, based upon the implantation of human tumors in immune-deficient mice.  The Company uses this technology, in conjunction with related services, to offer solutions for two customer groups:

•	Our Personalized Oncology Solutions, or “POS”, business, which provides services to physicians and patients looking for information to help guide the development of personalized treatment plans.
•	Our Translational Oncology Solutions, or “TOS”, business, which provides services to pharmaceutical and biotechnology companies seeking personalized approaches to drug development that will lower costs and increase the speed of developing new drugs, as well as increase the adoption of existing drugs.

TumorGraft Technology Platform

Our technology platform consists of processes, physical tumors, and information that we use to personalize the development and use of oncology drugs.  Our process technology, which we call “TumorGrafts,” involves the:

•	implantation of human tumor fragments in immune-deficient mice;
•	expansion of the original human tumor into a larger colony of mice through the passage of the tumor to a limited number of generations of mice;
•	treatment of the implanted mice with oncology drugs; and
•	measurement of tumor growth inhibition in treated mice relative to a control group of mice to determine the response of the tumor to the drug.

Our process is used for our POS business to test numerous drugs or drug combinations against a single patient’s tumor in the mice to determine which therapy results in the most efficacious response from the tumor.

Our technology platform also includes a bank of tumors that we have acquired, collected, processed, validated, and stored for use in our TOS business, which we call our “TumorBank.”  We implant these tumors in mice to provide pharmaceutical and biotechnology companies the opportunity to test oncology compounds on multiple tumors to test efficacy and simulate the results of human clinical trials.

We are also developing an extensive database of information about the tumors in our TumorBank.  We expect that this database will include certain information about the patient (e.g. age, gender), the response of the tumors to different oncology drugs or drug combinations, mutational status of key oncogenes, and other genetic and epigenetic data about each tumor.  Our intention is to use this database to provide our pharmaceutical and biotechnology customers with information that may assist them with their drug development process.

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Our Strategy

Our strategy is to use TumorGrafts as a platform technology to drive multiple synergistic revenue streams. We continue to build this platform with investments in research and development. Our goal is to populate our TumorBank and its related database with tumors and information we receive from our POS business, research collaborations and validation studies. The tumors and information in the TumorBank are then available for TOS studies. We believe that the result is well-differentiated products for patients, physicians, and drug development companies. In addition, we are looking for additional opportunities to utilize the data we are gathering about the tumors to develop proprietary biomarkers and signatures of response that can predict the resistance or sensitivity of individual patients to oncology drugs.

Personalized Oncology Solutions Business

Our POS business offers physicians and patients information to help guide the development of personalized treatment plans.  Our core products, TumorGraft implants and drug panels, previously known as studies, utilize TumorGraft technology to empirically test the response of a patient’s tumor to multiple oncology drugs or drug combinations.  The response of the tumors in the mice is tracked over time and analyzed to determine which drug or drug combination is providing the highest level of tumor growth inhibition in the mice.  Our data, which is currently limited in nature, indicates that there may be a correlation between the response to drugs of a tumor in a mouse with the response to drugs of a tumor in a patient.

In addition to our core TumorGraft POS products, we offer non-core related POS products to our customers, including personalized tumor boards, previously known as tumor panels, and gene sequencing.  Personalized tumor boards are designed to provide access to oncologists with expertise in particular tumor types.   We also provide access to gene sequencing that analyzes the genetic makeup of patient’s tumor for the purpose of identifying potentially useful drugs. We will continue to offer related personal oncology products to our customers; however, we expect future POS revenues to be driven by our core products.

We rely on the internet, word of mouth, and a small sales force to market these services to patients and physicians.

Translational Oncology Solutions Business

Our TOS business utilizes our technology platform to assist pharmaceutical and biotechnology companies with their drug development process.  We provide studies, or license tumors for use in studies, that we believe may predict the efficacy of experimental oncology drugs or approved drugs as stand-alone therapies or in combination with other drugs and can stimulate the results of human clinical trials.  These studies include in vivo studies that rely on implanting multiple tumors from our TumorBank in mice and testing the therapy of interest on these tumors.  Studies may also include bioinformatics analyses that reveal the differences in the genetic signatures of the tumors that responded to a therapy as compared to the tumors that did not respond.  Our studies can be used to determine which types of cancer, if any, may be inhibited by a drug.  The studies can also be used to identify specific sub-populations, often characterized by particular genetic mutations that are differentially sensitive or resistant to a drug or drug combination.  These studies, used in pre-clinical testing or during phase I or II of a clinical trial, can help guide the clinical development path of new compounds or find new indications or combinations for compounds that are already approved by the United States Food and Drug Administration, or FDA. We believe that the results may lead to lower costs and shorter timeframes for drug development.

Our sales and marketing efforts are dependent on a dedicated sales force that sells directly to pharmaceutical and biotechnology companies.

Risk Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

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•	We historically incurred losses from operating activities, expect losses for the foreseeable future, require significant capital and may never achieve profitability.
•	We may not be able to maintain or increase our revenues due to our reduction in POS service prices, the length of time it takes to conduct TumorGrafts, the uncertainty of whether TumorGrafts will successfully implant and the limited information about the correlation between the response to drugs of a tumor in mice with the response to those drugs of the tumor in patients.
•	Our business could be adversely impacted by changes in the FDA's regulations.
•	Our laboratory is subject to regulation and licensure requirements, and the healthcare industry is highly regulated; we may face substantial penalties, and our business activities may be impacted, if we fail to comply.
•	If our laboratory facility is damaged or destroyed, we have a dispute with our landlord, or our mice population has a health crisis, our business would be negatively affected.
•	We have limited experience marketing and selling our products and may need to rely on third parties to successfully market and sell our products and generate revenues.
•	We will continue to be dependent upon key employees.
•	Because our industry is very competitive and many of our competitors have substantially greater capital resources and more experience in research and development, we may not succeed in selling or increasing sales of our products and technologies.
•	If we are unable to protect our intellectual property, we may not be able to compete as effectively.
•	Claims by others that our products infringe their patents or other intellectual property rights could adversely affect our financial condition.
•	Insiders own a significant amount of the outstanding common stock.

Recent Developments

On August 11, 2015, the Registrant filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware that effected a 1-for-12 reverse stock split of the Company’s common stock, a copy and description of which is included in the Registrant’s Form 8-K filed with the Commission on August 13, 2015, and is incorporated herein by reference.

On August 21, 2015, the Company’s common stock was approved for listing on the Nasdaq Capital Market under the trading symbol “CSBR.”

The following selected financial data as of and for the years ended April 30, 2015 and 2014 is presented after giving effect to the reverse stock split.

	At April 30,
	2015	2014
Common Stock, $0.001 par value
Shares Authorized	200,000,000	125,000,000
Shares Issued	8,963,590	5,843,508
Shares Outstanding	8,702,237	5,573,822

	Year Ended April 30,
	2015	2014
Net Loss per common share outstanding, basic and diluted	$(2.16)	$(1.33)

Weighted Average Common Shares outstanding basic and diluted	5,985,346	5,573,812

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	Three Months Ended July 31,
	2015	2014
Common Stock, $0.001 par value
Shares Authorized	200,000,000	125,000,000
Shares Issued	8,963,590	5,843,508
Shares Outstanding	8,702,237	5,573,822

	Three Months Ended July 31,
	2015	2014
Net Loss per common share outstanding, basic and diluted	$(0.33)	$(0.64)

Weighted Average Common Shares outstanding basic and diluted	8,702,237	5,573,812

Available Information

Our internet website address is www.championsoncology.com.  Information on our website is not part of this prospectus. Through our website, we make available, free of charge, access to all reports filed with the United States Securities and Exchange Commission, or SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, our Proxy Statements on Schedules 14A and amendments to those reports, as filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Copies of any materials we file with, or furnish to, the SEC can also be obtained free of charge through the SEC’s website at http://www.sec.gov or at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

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Company Information

Our corporate headquarters are located at One University Plaza, Suite 307, Hackensack, NJ 07601. Our telephone number is (201) 808-8400.

The Offering

Common stock that may be offered by the selling security holders:	Up to 2,939,252 shares of common stock

Total shares of common stock outstanding(1)	8,702,237 shares.

Number of shares of common stock issuable upon the exercise of warrants held by the selling security holders:	Up to 1,616,594 shares

Use of Proceeds	We will not receive any of the proceeds from the sale of our shares by the selling security holders. Any proceeds received by us from the exercise of warrants by the selling security holders will be used for general corporate purposes. See “Use of Proceeds” on page 9.

Risk Factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTC Bulletin Board trading symbol	CSBR

(1) The number of shares of our common stock outstanding is based on the number of shares of our common stock outstanding as of August 31, 2015. This number does not include, as of August 31, 2015:

•   2,109,846 shares of our common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $5.82 per share;

•   2,014,507 shares of our common stock issuable upon exercise of outstanding options, with a weighted average exercise price of $5.72 per share;

•   33,333 shares of our common stock issuable upon the vesting of restricted stock units; and

•   27,985,493 shares of our common stock available for future grants under our 2010 Equity Incentive Plan.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider all of the information contained in or incorporated by reference in this prospectus, including the risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended April 30, 2015, incorporated by reference herein, and as updated in our subsequent periodic reports filed with the Securities and Exchange Commission, before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling security holders. A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of the warrants for cash, the selling security holders would pay us the exercise price of the warrants. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the selling security holders upon any exercise of the warrants. Instead, the selling security holders would satisfy their obligation to pay the exercise price through a formula-based transfer of warrant shares to us. The additional proceeds we could receive from the exercise of such warrants have not yet been earmarked for any specific use beyond working capital needs because there is no certainty that we will ever receive any proceeds from the exercise of such warrants.

The selling security holders will pay any underwriting discounts and commissions and expenses incurred by the selling security holders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling security holders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

PRICE RANGE OF COMMON STOCK

The following information sets forth the high and low quotation price for our common stock for each quarter within the last two fiscal years.  Our common stock, CSBR, is currently traded on the Nasdaq Capital market. The quotations represent prices between dealers and do not reflect the retailer markups, markdowns or commissions, and may not represent actual transactions. Prior to being listed on the Nasdaq Capital Market, our common stock traded over-the-counter and was quoted on the electronic Bulletin Board maintained by the National Association of Securities Dealers. Our securities were classified as “penny stocks” as defined by existing securities laws.  This classification placed significant restrictions upon broker-dealers desiring to make a market in such securities.  The price range per share reflected in the table below is the high and low sales prices of our common stock for the periods presented. Through the first quarter of Fiscal Year 2016, the historical trading prices represented are before the reverse stock split on August 11, 2015.

	High		Low
Fiscal Year 2016
Second Quarter (through October 13, 2015)	$9.00	*	$4.28	*
First Quarter	$0.70		$0.44
Fiscal Year 2015
Fourth Quarter	$0.75		$0.23
Third Quarter	$1.65		$0.80
Second Quarter	$1.99		$1.08
First Quarter	$1.19		$0.43
Fiscal Year 2014
Fourth Quarter	$0.68		$0.44
Third Quarter	$0.64		$0.21
Second Quarter	$0.50		$0.25
First Quarter	$0.67		$0.37
Fiscal Year 2013
Fourth Quarter	$0.75		$0.62
Third Quarter	$0.95		$0.62
Second Quarter	$1.05		$0.65
First Quarter	$1.20		$0.76

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* Closing price reflects a 1-for-12 reverse stock split of the Company’s common stock effected on August 11, 2015 and the listing of the Company’s common stock on the Nasdaq Capital Market on August 21, 2015.

The closing price of our common stock on the Nasdaq Capital Market on October 13, 2015 was $5.35 per share. As of October 13, 2015, there were approximately 2,100 record holders of the Company’s common stock.

SELLING SECURITY HOLDERS

When we refer to “selling security holders” in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the selling security holders’ interests in shares of our common stock other than through a public sale.

This prospectus relates to the offering and sale, from time to time, of up to 4,555,846 shares of our common stock, which amount includes 1,616,594 shares of common stock issuable upon the exercise of warrants held by the selling security holders. The selling security holders may exercise their warrants at any time in their sole discretion.

On March 11, 2015, the Company entered into a securities purchase agreement and a registration rights agreement (the “2015 Amended and Restated Registration Rights Agreement”) with certain accredited investors in connection with our private placement sale of 2,939,252 units, each unit consisting of one share of the Company's common stock, par value $0.001 per share, and a warrant to buy 0.55 shares of common stock at $5.76 per share, at a purchase price of $4.80 per unit, for an aggregate of approximately $14,000,000 (net proceeds of approximately $13 million, which included the conversion of $2 million in convertible notes issued in December 2014). This transaction closed on March 13, 2015. Pursuant to the terms of the registration rights agreement, we agreed to register a secondary offering on such selling security holders’ behalf, all of the securities sold under the 2015 Securities Purchase Agreement.

We are registering the following shares of common stock:

•	up to 2,939,252 shares of common stock issued to the selling security holders in the registrant’s private placement offering closed on March 13, 2015; and

•	up to 1,616,594 shares of our common stock issuable upon the exercise of warrants issued to the selling security holders in the private placement offering closed on March 13, 2015.

The selling security holders may sell some, all or none of their shares. We do not know how long the selling security holders will hold the shares offered hereunder before selling them. We currently have no agreements, arrangements or understandings with the selling security holders regarding the sale of any of the shares by them other than the 2015 Amended and Restated Registration Rights Agreement. The shares offered by this prospectus may be offered from time to time by the selling security holders. The selling security holders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the selling security holders may change over time.

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The information set forth below is based on information known to us. The following table sets forth the name of each selling security holder, the number of shares owned by such selling security holder (including shares underlying warrants) as of July 31, 2015, the number of shares that may be offered under this prospectus by such selling security holder, and the number of shares of our common stock and the percentage (if one percent or more) of our common stock to be owned by such selling security holder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Shares of Common Stock That May Be Offered in the Offering” represents all of the shares that a selling security holder may offer under this prospectus, which includes the shares issuable upon exercise of the warrants covered by this prospectus. Except as otherwise disclosed in this prospectus, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us. The selling security holders have advised us that they may enter into short sales in the ordinary course of their business of investing and trading securities. Other than the costs of preparing and providing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Ownership reflected in this table for each selling security holder is based upon information provided to us by the selling security holder and reflects holdings as of July 31, 2015. The percentages of common stock owned after the offering are based on 8,702,237 shares of our common stock outstanding as of August 31, 2015, including the shares of common stock issued in the private placements. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. In computing the number of shares owned by and the percentage ownership of a selling security holder, shares of common stock that could be issued upon the exercise of outstanding options, warrants or other rights held by that selling security holder that are currently exercisable or exercisable within 60 days of July 31, 2015 are considered outstanding.

Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name	Outstanding Shares of Common Stock	Shares of Common Stock Subject to Options/Warrants	Total Shares of Common Stock Beneficially Owned(2)	Shares of Common Stock That May Be Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)(2)	Percent After Offering
Joel Ackerman (3)	303,583	650,109	953,693	350,110	603,583	6.5
Battery Investment Partners IX, LLC (4)	19,340	5,313	24,653	7,992	16,660	*
Battery Ventures IX, L.P. (5)	1,934,209	531,150	2,465,359	799,300	1,666,059	18.6
Daniel Mendelson (6)	70,833	58,265	129,098	96,875	32,223	*
Rich Molinsky	5,208	2,865	8,073	8,073	—	*
Ronnie Morris (7)	311,916	645,665	957,581	350,110	607,471	6.5
Sam Morse	15,625	8,594	24,219	24,219	—	*
New Enterprise Associates 14, L.P. (8)	1,562,500	859,375	2,421,875	2,421,875	—	*
Perceptive Life Sciences Master Fund, Ltd.	178,645	98,256	276,901	276,901	—	*
Sabby Healthcare Master Fund, Ltd.	112,500	61,875	174,375	174,375	—	*
Titan Perc, Ltd.	29,687	16,329	46,016	46,016	—	*
Total	4,544,046	2,937,796	7,481,843	4,555,846	2,925,966

* Indicates less than one percent of the outstanding shares of the Company’s common stock.

(1)	Includes shares of common stock issuable upon the exercise of warrants, and is adjusted to reflect the sale of shares pursuant to this offering.
(2)	Includes shares of common stock issuable upon the exercise of outstanding options, warrants or other rights held by that selling security holder that are currently exercisable or exercisable within 60 days of July 31, 2015.
(3)	Mr. Ackerman is the Company’s Chief Executive Officer and a director.
(4)	Is under the same common control as Battery Ventures IX, L.P. (“BVIX”), as Battery Partners IX, LLC (“BPIX”) is the sole manager of Battery Investment Partners IX, LLC (“BIPIX”), and the sole general partner of Battery Ventures IX, L.P. Mr. Scott Tobin, one of our directors, is a member manager of BPIX. Mr. Tobin expressly disclaims beneficial ownership over all Shares held by BVIX and BIPIX, except to the extent of his indirect pecuniary interest therein. The Company has agreed that it will not approve or effect certain mergers or consolidations, and certain other material decisions, without the consent of BVIX,

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(5)	Is under the same common control as BIPIX, as BPIX is the sole manager of BIPIX, and the sole general partner of BVIX. Mr. Scott Tobin, one of our directors, is a member manager of BPIX. Mr. Tobin expressly disclaims beneficial ownership over all Shares held by BVIX and BIPIX, except to the extent of his indirect pecuniary interest therein. The Company has agreed that it will not approve or effect certain mergers or consolidations, and certain other material decisions, without the consent of BVIX.
(6)	Is one of our directors.
(7)	Dr. Morris is the Company’s President and a director.
(8)	For information regarding New Enterprise Associates 14, L.P., see “Voting/Dispositive Power for Selling Security Holders” below.

Voting/Dispositive Power for Selling Security Holders

Set forth below is the natural person or persons who exercise the sole or shared voting and/or dispositive powers with respect to the shares to be offered by the Selling Security Holders that are legal entities.

Selling Security Holder Entity	Natural Person(s) Who Exercise Sole or Shared Voting Powers	Natural Person(s) Who Exercise Sole or Shared Dispositive Powers

Battery Investment Partners IX, LLC (1)	Scott Tobin	Scott Tobin
Battery Ventures IX, L.P. (2)	Scott Tobin	Scott Tobin
New Enterprise Associates 14, L.P. (3)	M. James Barrett, Peter J. Barris, Forest Baskett, Anthony Florence, Jr., Patrick J. Kerins, Krishna Koliuri, David M. Mott, Scott D. Sandell, Peter Sonsini, Ravi Viswanathan, Harry Weller	M. James Barrett, Peter J. Barris, Forest Baskett, Anthony Florence, Jr., Patrick J. Kerins, Krishna Koliuri, David M. Mott, Scott D. Sandell, Peter Sonsini, Ravi Viswanathan, Harry Weller
Perceptive Life Sciences Master Fund, Ltd. (4)	Joseph Edelman	Joseph Edelman
Sabby Healthcare Master Fund, Ltd. (5)	Hal Mintz	Hal Mintz
Titan Perc, Ltd. (6)	Joseph Edelman	Joseph Edelman

(1)	Battery Investment Partners IX, LLC is under the same common control as Battery Ventures IX, L.P. (“BVIX”), as Battery Partners IX, LLC (“BPIX”) is the sole manager of Battery Investment Partners IX, LLC (“BIPIX”), and the sole general partner of Battery Ventures IX, L.P. Mr. Scott Tobin, one of our directors, is a member manager of BPIX. Mr. Tobin expressly disclaims beneficial ownership over all shares held by BVIX and BIPIX, except to the extent of his indirect pecuniary interest therein. The business address of BIPIX is 930 Winter Street, Suite 2500, Waltham, MA 02451.

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(2)	Battery Ventures IX, L.P. is under the same common control as BIPIX, as BPIX is the sole manager of BIPIX, and the sole general partner of BVIX. Mr. Scott Tobin, one of our directors, is a member manager of BPIX. Mr. Tobin expressly disclaims beneficial ownership over all shares held by BVIX and BIPIX, except to the extent of his indirect pecuniary interest therein. The business address of Battery Ventures IX, L.P. is 930 Winter Street, Suite 2500, Waltham, MA 02451.
(3)	The sole general partner of New Enterprise Associates 14, L.P. (“NEA 14”) is NEA Partners 14, L.P. ("NEA Partners 14"). NEA 14 GP, LTD ("NEA 14 LTD") is the sole general partner of NEA Partners 14. The individual directors of NEA 14 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Anthony Florence, Jr., Patrick J. Kerins, Krishna "Kittu" Koliuri, David M. Mott, Scott D. Sandell, Peter Sonsini, Ravi Viswanathan and Harry Weller. Each of NEA Partners 14, NEA 14 LTD and M. James Barrett, Peter J. Barris, Forest Baskett, Anthony Florence, Jr., Patrick J. Kerins, Krishna "Kittu" Koliuri, David M. Mott, Scott D. Sandell, Peter Sonsini, Ravi Viswanathan and Harry Weller expressly disclaims beneficial ownership over all shares held by NEA 14, except to the extent of their indirect pecuniary interest therein. The Company has agreed that it will not approve or effect certain mergers or consolidations, and certain other material decisions, without the consent of NEA 14. The business address of NEA 14 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093-4135.
(4)	Perceptive Advisors, LLC, serves as the investment manager of Perceptive Life Sciences Master Fund, Ltd. Joseph Edelman is the manager of Perceptive Advisors, LLC. Each of Perceptive Advisors, LLC and Mr. Edelman expressly disclaims beneficial ownership over all shares held by Perceptive Life Sciences Master Fund, Ltd., except to the extent of his indirect pecuniary interest therein. The business address of Perceptive Advisors, LLC is 499 Park Avenue, 25th floor, New York, NSY 10022.
(5)	Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the shares held by Sabby Healthcare Master Fund, Ltd., except to the extent of its pecuniary interest therein. The business address of Sabby Management, LLC is 10 Mountain Road, Suite 205, Upper Saddle River, NJ 07458.
(6)	Perceptive Advisors, LLC, serves as the investment manager of Titan Perc, Ltd. Joseph Edelman is the manager of Perceptive Advisors, LLC. Each of Perceptive Advisors, LLC and Mr. Edelman expressly disclaims beneficial ownership over all shares held by Titan Perc, Ltd., except to the extent of his indirect pecuniary interest therein. The business address of Perceptive Advisors, LLC is 750 Washington Boulevard, 10th Floor, Stamford, CT 06901.

DESCRIPTION OF SECURITIES

General

As of August 31, 2015, our authorized capital stock consisted of 200,000,000 shares of common stock, $0.001 par value per share. As of August 31, 2015, there are 8,702,237 shares of our common stock issued and outstanding.

On August 11, 2015, the Registrant filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware that effected a 1-for-12 reverse stock split of the Company’s common stock. All share amounts and stock prices relating to our common stock have been given effect for the 1-for-12 reverse split of our shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities.

Stock Options

As of August 31, 2015 we had 2,014,507 stock options issued and outstanding, of which 1,556,788 are exercisable, with a weighted average exercise price of $5.72 per share.

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Warrants

As of August 31, 2015 we had 2,109,846 warrants outstanding, all of which are exercisable, with a weighted average exercise price of $5.82 per share.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval; and

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•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mountain Share Transfer, LLC.

Listing

The shares of our common stock are currently quoted on the Nasdaq Capital Market.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

1.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
2.	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
3.	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
4.	an exchange distribution in accordance with the rules of the applicable exchange;
5.	privately negotiated transactions;
6.	short sales;
7.	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
8.	a combination of any such methods of sale; and
9.	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

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The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agent that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agent and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus has been passed upon for us by Epstein, Becker & Green, P.C., New York, New York.

EXPERTS

Ernst & Young, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2014, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young, LLP’s report, given on their authority as experts in accounting and auditing.

EisnerAmper, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2015, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on EisnerAmper, LLP’s report, given on their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2015, as filed with the SEC on July 29, 2015;

•	Our Quarterly Report on Form 10-Q for the three months ended July 31, 2015, as filed with the SEC on September 11, 2015;

•	Our Current Report on Form 8-K, as filed with the SEC on July 23, 2015, August 13, 2015, August 21, 2015 and August 31, 2015;

•	Our Definitive Proxy Statement filed with the SEC on August 28, 2015 and amended on September 1, 2015;

You should rely only on the information contained in this prospectus, as updated and supplemented by any prospectus supplement, or that information to which this prospectus or any prospectus supplement has referred you by reference. We have not authorized anyone to provide you with any additional information.

These documents may also be accessed through our website at www.championsoncology.com or as described under “Prospectus Summary—Available Information” in this prospectus. The information and other content contained on or linked from our website are not part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address or telephone number:

David Miller
Chief Financial Officer

One University Plaza, Suite 307

Hackensack, New Jersey 07601

(201) 808-8400

DMiller@championsoncology.com

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2,939,252 shares of Common Stock

1,616,594 shares of Common Stock issuable upon the exercise of Warrants

PROSPECTUS

October 14, 2015

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.